Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

SEPCO Industries, Inc., a Texas Corporation

Pelican States Supply Company, Inc., a Nevada Corporation

DXP Acquisition, Inc., a Nevada corporation (doing business as Strategic Supply, Inc.)

American MRO, Inc., a Nevada Corporation

Global Pump Service and Supply, LLC, a Texas limited liability company (doing business as Certified Equipment Services or CES)

PMI Operating Company, Ltd., a Texas limited partnership

PMI Investment, LLC, a Delaware limited liability corporation

Pump - PMI LLC, a Texas limited liability corporation

R. A. Mueller, Inc. an Ohio corporation